Exhibit 5.2
21 November 2022
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We have read the statements made by Indivior PLC (copy attached). We understand Indivior PLC’s statements will be included under Item 16F of its Registration Statement on Form 20-F, which will be filed with the Securities and Exchange Commission on 22 November 2022. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
London, United Kingdom
PricewaterhouseCoopers LLP, 1 Embankment Place, London, WC2N 6RH
T: +44 (0) 2075 835 000, F: +44 (0) 2072 124 652, www.pwc.co.uk
PricewaterhouseCoopers LLP is a limited liability partnership registered in England with registered number OC303525. The registered office of
PricewaterhouseCoopers LLP is 1 Embankment Place, London WC2N 6RH. PricewaterhouseCoopers LLP is authorised and regulated by the Financial Conduct Authority for designated investment business.